Deferral Agreement and Election

     The parties hereto desire to provide for the deferral of certain compensation payable to Tom E. Smith (the
"Executive") by Food Lion, Inc.

     Pursuant to the terms of this agreement (the
"Agreement"), the Executive hereby elects to defer a portion of his annual compensation in connection with the performance of the Executive's services as an employee of the Company for each calendar year, including 1997, in the amount (the "Annual Deferral Amount") that is necessary each calendar year to prevent the Executive from being compensated in excess of the $1,000,000 cap on non-performance-based compensation set forth in section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder. This election shall be irrevocable and shall last until the earliest of (i) the termination of Executive's employment with the Company, (ii) retirement (at either early or normal retirement age pursuant to the Company's pension plan), (iii) death or (iv) total disability (as defined in the Company's long term disability plan).

     The sum of all Annual Deferral Amounts plus earnings
(collectively referred to as the "Benefits") shall be payable to the Executive at the earliest of: his retirement from the Company, his total disability, death, or termination of employment for any reason.

     The Annual Deferral Amount shall be recorded each year by the Company in a deferral compensation account (the "Account") maintained in the name of the Executive. The Account shall be credited on each date that any portion of the Annual Deferral Amount would be otherwise payable, in accordance with the Company's normal practices. The Company shall furnish the Executive with an annual statement of his Account. The Company shall also credit interest or other earnings on all amounts in the Account from the date received until final distribution of the Account to the Executive or his beneficiary or estate, as the case may be. All amounts credited to the Account shall be credited with interest at a rate equal to 10 percentage points per annum.

     Payment of the Benefits shall be in one lump-sum; provided, however, that the Executive may elect to receive his Benefits in annual installments over five, ten or fifteen years (the "Payment Election"). For a Payment Election to be effective, it must be made at least twelve months prior to the time when payment of Benefits is due.
If the Executive makes a Payment Election revoking an earlier Payment Election, the earlier Payment Election will remain in effect until twelve months have passed since the Executive has made the later Payment Election. Once the Benefits are payable, no change in Payment Election may be made. In the event of the Executive's death prior to complete distribution to him of the entire balance of his Account, the balance of his Account on the date of his death, shall be payable to the Executive's designated beneficiary in one lump sum, and if no such designation is in existence, to the Executive's spouse and if the Executive does not have a spouse on the date of his death, to the Executive's estate.

     The right of the Executive or his designated beneficiary to receive a distribution shall be an unsecured claim against the general assets of the Company. All amounts credited to the Account shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate. An Account may not be encumbered or assigned by the Executive or any beneficiary. The Company may establish a grantor trust to fund amounts payable pursuant to this Agreement. The amounts in said trust will be held separate and apart from other Company funds and shall be used exclusively for the purposes set forth in this Agreement and the applicable trust agreement. The creation of said trust shall not cause this Agreement to be considered other than "unfunded" for purposes of the Employee Retirement Income Security Act of 1974, as amended.

     The Executive acknowledges that any payroll taxes (FICA and Medicare) due and owing with respect to any amounts deferred hereunder are the Executive's responsibility for payment. The Company's payroll department shall consult with the Executive regarding any applicable payroll taxes owed and procedures to be implemented to effectuate the above-described deferral.


                              Food Lion, Inc.



                              By: R.William McCanless

                              Date:December 18, 1997

Agreed to:

Tom E.Smith

Date: December 18, 1997